Exhibit 4

CONSULTING AGREEMENT

AGREEMENT dated as of 13th day of March 2008 by and between Artfest International, Inc., a Delaware corporation, with a principal place of business at 15851 Dallas Parkway, Suite 600, Addison, Texas 75001  (the “Company”) and Beryl Zyskind, a New York resident, with an office at 515 Madison Avenue, 25th Floor, New York, New York 10022 (the “Consultant”).

WITNESSETH

WHEREAS, the Company and the Consultant desire to enter into this Agreement and to set forth terms and conditions with respect to the Company’s engagement of the Consultant;

WHEREAS, the Company prints, markets, and sells limited edition, signed and numbered fine art and collectibles to its members which include collectors, dealers, artists, decorators, designers, private collectors and investors;

WHEREAS, the Company desires a relationship with the Consultant as its consultant and representative;

WHEREAS, the Company and the Consultant desire to enter into a mutually agreeable contract, whereby the Company shall provide sufficient information with respect to its operations, strategic business plans and management to the Consultant who shall provide advisory and consulting services to the Company pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants of the parties which are hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,

IT IS AGREED:

1.           Recitals Adopted.  The parties hereto adopt as part of this Agreement each of the recitals contained above in the WHEREAS clauses, and agree that such recitals shall be binding upon the parties hereto by way of contract and not merely by way of recital or inducement; and such clauses are hereby confirmed and ratified as being true and accurate by each party as to itself.

2.           Engagement.

A.           The Company is a publicly traded company (OTCBB: ARTI) which currently markets, sells, and prints paintings and autographed limited-edition celebrity photographs which are reproduced on canvas using the Giclée and lithograph processes, and textured Giclée printing method.  The Company also operates and manages a full-scale television network (the “Art Channel Network”) which broadcasts art and other creative related programming which is syndicated to 20,000,000 viewers in 218 independent TV market national wide.  The Company seeks to use the Art Channel Network as an additional marketing tool to market and sell its products.

The Company seeks to develop the following three (3) sales strategies (the “Sales Strategies”):

i.              Direct Marketing and Sales: This model is centered on an Associate Rewards Referral / Party Plan System modeled after companies like Home Interiors, Tupperware, Pampered Chef and Avon.

ii.              Internet Driver: This strategy offers our Associate Members a state-of-the-art website that is a completely automated, turn-key online business building system that will create unlimited spam-free traffic to the Company’s Associate Members websites.

iii.            The Company’s signed and numbered fine art and autographed celebrity collectibles will be marketed and sold through independent contractors who will become Associate Members of the Company by enrolling and agreeing to the terms and conditions for a free information and ecommerce personalized Company website.

B.           The Consultant agrees that he will use his best efforts to learn about the Company’s services (the “Company’s Services”) so that the Consultant shall have sufficient knowledge to provide the Consulting Services (as defined in Paragraph “C” of this Article “2” of this Agreement.

C.           Upon the terms and conditions which are hereinafter set forth, the Company hereby retains the Consultant as an advisor and consultant to the Company and its officers and directors to use his best efforts to provide services, including, but not limited to, the following (the “Consulting Services”):

i.              Develop the Sales Strategies;

ii.             Apply the Sales Strategies in order to best promote the Company’s Services;

iii.             Expand the Company’s Services;

iv.             Business advertising;

v.              Develop strategic alliances, including, but not limited to, alliances with artists who may be interested in distributing their art through the Company, and introduce to the Company prospective business partners, customers and Associate Members through which the Company may expand Artfest Galleries and/or the Art Channel Network;

vi.              Advise the Company in connection with its management and marketing strategy; and

vii.             Such other matters as the Company shall from time to time request, subject to the terms of this Agreement.

D.           The Consultant shall not be required to devote any minimum number of weeks, days, or hours to the affairs of the Company during the term of this Agreement; provided, however that the Consultant shall devote such time, attention and energies to the business of the Company, as the Consultant determines in the exercise of his good faith determination to enable him to fulfill his duties pursuant to this Agreement.

E.           The Consulting Services shall not be in connection with the offer or sale of securities in a capital raising transaction and do not and shall not directly or indirectly promote or maintain a market for the Company’s securities.

3.           Term.

A.           The term of this Agreement shall commence as of March 13, 2008 and shall continue for a period of one (1) year until March 12, 2009 (the “Term”).  The Company shall have the right to terminate the Consultant for Cause as defined in Article “10” of this Agreement.

B.           This Agreement may be extended by the mutual written agreement of the parties.

4.           Compensation.

A.           As compensation for the services rendered pursuant to this Agreement, the Consultant shall receive seven million five hundred thousand (7,500,000) free trading shares of Common Stock of the Company (the “Shares”).  The Shares shall be duly authorized, validly issued and outstanding, fully paid and non assessable and shall not be subject to any liens or encumbrances.  Three million (3,000,000) Shares shall be delivered to the Consultant within ten (10) business days after the execution of this Agreement, and the balance of four million five hundred thousand (4,500,000) Shares shall be delivered to to the Consultant within sixty (60) days after the execution of this Agreement.  The Company acknowledges that it would be extremely difficult or impracticable to determine the Consultant’s actual damages and costs resulting from the delay in providing the Shares to the Consultant and the inclusion herein of any such late charges or fees are the agreed upon liquidated damages representing a reasonable estimate of those damages and costs and do not constitute a penalty.

B.           The Company covenants and agrees that promptly after the execution of this Agreement, the Company will file an S-8 Registration Statement covering the Shares.  All expenses in connection with preparing and filing any registration statement under this Article “4” (and any registration or qualification under the securities or “Blue Sky” laws of states in which the offering will be made under such registration statement) shall be borne in full by the Company.

C.           The parties acknowledge that the consideration being provided to the Consultant pursuant to this Agreement is solely with respect to the Consulting Services, and is not in connection with any funding provided or to be provided to the Company.

5.           Costs and Expenses.  The Consultant shall be reimbursed for all reasonable expenses that the Consultant may incur in performing the Consulting Services pursuant to this Agreement including, but not limited to, travel expenses, third party expenses, copy and mailing expenses; provided, however, that said expenses have been approved in writing by the Company.

6.           Due Diligence.  The Company shall supply and deliver to the Consultant all information relating to the Company’s business as may be reasonably requested by the Consultant to enable the Consultant to make an assessment of the Company and its business prospects and provide the Consulting Services.

7.           Best Efforts Basis.  The Consultant agrees that he will, at all times, faithfully and in a professional manner perform all of the duties that may be reasonably required of, and from, the Consultant pursuant to the terms of this Agreement.  The Consultant does not guarantee that his efforts will have any impact upon the Company’s business or that there will be any specific result or improvement from the Consultant’s efforts.

8.           Company’s Right to Approve Transactions.

A.           The Consultant and the Company mutually agree that the Consultant is not authorized to enter into agreements on behalf of the Company.  It is mutually understood and agreed that the Company is not obligated to accept any recommendations submitted by the Consultant.

B.           The Consultant agrees to provide the Company for approval, in its sole and absolute discretion, a reasonable time in advance, any documents which are intended to be utilized by the Consultant with respect to his services pursuant to this Agreement, or otherwise.  The Company will carefully and thoroughly review all such material including without limitation material provided by the Company to the Consultant and intended to be used by the Consultant, as to the accuracy of the contents thereof and will promptly notify the Consultant in writing of any inaccuracies or changes to be made with respect thereto.

9.           Non-Exclusive Services.  The Company acknowledges that the Consultant is currently providing services of the same or similar nature to other parties and the Company agrees that the Consultant is not prevented or barred from rendering services of the same nature or a similar nature to any other individual or entity.  The Consultant understands and agrees that the Company shall not be prevented or barred from retaining other persons or entities to provide services of the same or similar nature as those provided by the Consultant.  The Consultant will take reasonable steps to determine and to advise the Company of his position with respect to any activity, employment, business arrangement or potential conflict of interest which may be relevant to this Agreement, but Consultant shall not be obligated to conduct an exhaustive review of his activities to determine whether or not such a conflict exists.

10.           Cause.  For purposes of this Agreement, the term “Cause” shall be limited to: (A) willful malfeasance or gross negligence; (B) the Consultant’s fraud, misappropriation or embezzlement; or (C) the Consultant’s default, violation of, or failure to perform any provision of this Agreement; provided however that any termination shall be subject to (i) the Consultant’s receipt of written notice (the “Default Notice”) from the Company specifying the failure or default and (ii) the Consultant’s (a) failure to cure such default within thirty (30) days after receipt of the Default Notice or (b) if it is a default which cannot, with due diligence, be cured within thirty (30) days, the Consultant’s failure to institute within thirty (30) days steps reasonably necessary to remedy such default and thereafter diligently prosecutes same to completion.

11.           Representations, Warrants and Covenants of the Consultant.  The Consultant represents, warrants and covenants to the Company as follows:

A.           The Consultant has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions which are provided for herein.

B.           The business and operations of the Consultant have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect the Consultant or his properties, assets, businesses or prospects.  The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Consultant or cause an acceleration under any arrangement, agreement or other instrument to which the Consultant is a party or by which any of his assets are bound.  The Consultant has performed in all respects all of his obligations which are, as of the date of this Agreement, required to be performed by the Consultant pursuant to the terms of any such agreement, contract or commitment.

C.           The execution, delivery and performance of this Agreement: (i) does not violate any agreement or undertaking to which the Consultant is a party or by which the Consultant may be bound and (ii) shall not result in the imposition of any restrictions or obligations upon the Consultant other than the restrictions and obligations imposed by this Agreement.

D.           The execution and delivery by the Consultant of this Agreement and the performance by the Consultant of his obligations hereunder and thereunder will not violate any provision of law, any order of any court or other agency of government, and will not result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any provision of any agreement or other instrument to which the Consultant, or any of his properties or assets, is bound.

E.           The Consultant has not entered into and is not subject to any agreement, including, but not limited, to any employment, noncompete, confidentiality or work product agreement which would (i) prohibit the execution of this Agreement, (ii) prohibit his engagement as a Consultant by the Company, or (iii) affect any of the provisions of, or his obligations pursuant to this Agreement.

F.           If, during the Term, any event occurs or any event known to the Consultant relating to or affecting the Consultant shall occur as a result of which (i) any provision of this Article “11” of this Agreement at that time shall include an untrue statement of a fact, or (ii) this Article “11” of this Agreement shall omit to state any fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading, the Consultant will immediately notify the Company pursuant to Paragraph “C” of Article “18” of this Agreement.

G.           The receipt of the Common Stock by the Consultant is for the Consultant’s own account.  The Consultant is not participating and does not have a participation in any distribution or the underwriting of any such distribution.

H.           The Consultant has no present intention of creating a market or participating or assisting in the creation of a market or in the promotion of a market for any securities of the Company.

I.           The Consultant has no present intention of selling or otherwise disposing of the Common Stock in violation of applicable securities laws.

J.           The Consultant is aware that no federal or state governmental authority has made any finding or determination as to the fairness of an investment in the Common Stock, or any recommendation or endorsement with respect thereto.

K.           The Consultant is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

L.           The Consultant has such knowledge and experience in financial, investing and business matters as to be capable of evaluating the risks and merits of an investment in the Common Stock and protecting the Consultant’s interests in connection with an investment in the Common Stock.

M.           The Consultant has had access to and an opportunity to inspect all relevant information relating to the Company sufficient to enable the Consultant to evaluate the merits and risks of his receipt of the Common Stock hereunder.

N.           It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that the Company knew or had reason to know that any representation, warranty or covenant of the Consultant in this Agreement or furnished or to be furnished to the Company contained untrue statements.

O.           No representation or warranty of the Consultant which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, in light of the circumstances pursuant to which they were made, not misleading.

P.           All representations, warranties and covenants made in or in connection with this Agreement shall continue in full force and effect during and after the Term of this Agreement, it being agreed and understood that each of such representations, warranties and covenants is of the essence of this Agreement and the same shall be binding upon the Consultant and inure to the Consultant, his successors and assigns.

12.           Representations, Warrants and Covenants of the Company.  The Company represents, warrants and covenants to the Consultant as follows:

A.           The Company is a corporation with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement and to the transactions which are contemplated herein.

B.           The Company has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions which are provided for herein.  The execution of this Agreement by the Company and its delivery to the Consultant, and the consummation by it of the transactions which are contemplated herein have been duly approved and authorized by all necessary action by the Company’s Board of Directors and no further authorization shall be necessary on the part of the Company for the performance and consummation by the Company of the transactions which are contemplated by this Agreement.

C.           The business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect the Company or its properties, assets, businesses or prospects.  The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Company or cause an acceleration under any arrangement, agreement or other instrument to which the Company is a party or by which any of its assets are bound.  The Company has performed in all respects all of its obligations which are, as of the date of this Agreement, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

D.           The execution, delivery and performance of this Agreement: (i) does not violate any agreement or undertaking to which the Company is a party or by which the Company may be bound and (ii) shall not result in the imposition of any restrictions or obligations upon the Company other than the restrictions and obligations imposed by this Agreement.

E.           If, during the Term, any event occurs or any event known to the Company relating to or affecting the Company shall occur as a result of which (i) any provision of this Article “12” of this Agreement at that time shall include an untrue statement of a fact, or (ii) this Article “12” of this Agreement shall omit to state any fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading, the Company will immediately notify the Consultant pursuant to Paragraph “C” of Article “18” of this Agreement.

F.           It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that the Consultant knew or had reason to know that any representation, warranty or covenant of the Company in this Agreement or furnished or to be furnished to the Consultant contained untrue statements.

G.           No representation or warranty of the Company which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, in light of the circumstances pursuant to which they were made, not misleading.

H.           All representations, warranties and covenants made in or in connection with this Agreement shall continue in full force and effect during and after the Term of this Agreement, it being agreed and understood that each of such representations, warranties and covenants is of the essence of this Agreement and the same shall be binding upon the Company and inure to the Consultant, its successors and assigns.

13.           Nondisclosure of Confidential Information.

A.           As used in this Agreement, “Confidential Information” means information which is presented to the Consultant by the Company or developed, conceived or created by the Company, or disclosed to the Consultant or known by or conceived or created by the Consultant during the Term, with respect to the Company, its business or any of its products, processes, and other services relating thereto relating to the past, present or future business of the Company or any plans therefore, or relating to the past, present or future business of a third party or plans therefore which are disclosed to the Consultant.  Confidential Information includes, but is not limited to, all documentation, hardware and software relating thereto, and information and data in written, graphic and/or machine readable form, products, processes and services, whether or not patentable, trademarkable or copyrightable or otherwise protectable, including, but not limited to, information with respect to discoveries; know-how; ideas; computer programs, source codes and object codes; designs; algorithms; processes and structures; product information; marketing information; price lists; cost information; product contents and formulae; manufacturing and production techniques and methods; research and development information; lists of clients and vendors and other information relating thereto; financial data and information; business plans and processes; documentation with respect to any of the foregoing; and any other information of the Company that the Company informs the Consultant or the Consultant should know, by virtue of its position or the circumstances in which the Consultant learned such other information, is to be kept confidential including, but not limited to, any information acquired by the Consultant from any sources prior to the commencement of the Consultant becoming a consultant to the Company.  Confidential Information also includes similar information obtained by the Company in confidence from its vendors, licensors, licensees, customers and/or clients.  Confidential Information may or may not be labeled as confidential.

B.           Except as required in the performance of the Consultant’s duties as a consultant, the Consultant will not, during or after the Term, directly or indirectly, use any Confidential Information or disseminate or disclose any Confidential Information to any person, firm, corporation, association or other entity.  The Consultant shall take all reasonable measures and efforts to protect Confidential Information from any accidental, unauthorized or premature use, disclosure or destruction.  The use of such measures and efforts shall not constitute a defense if any of the Confidential Information is not kept confidential in accordance with the terms of this Agreement.  The foregoing prohibition shall not apply to any Confidential Information which: (i) was generally available to the public prior to such disclosure; (ii) becomes publicly available through no act or omission of the Consultant (iii) is disclosed as reasonably required in a proceeding to enforce the Consultant’s rights under this Agreement or (iv) is disclosed as required by court order or applicable law.

C.           Upon termination of the Consultant for any reason, or at any time upon request of the Company, the Consultant agrees to deliver to the Company all materials of any nature which are in the Consultant’s possession or control and which are or contain Confidential Information, or which are otherwise the property of the Company or any vendor, licensor, licensee, customer or client of the Company, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes.

14.           Company.  As used in this Agreement, “Company” shall mean, Artfest International, Inc. its successors and assigns, and any of its present or future subsidiaries or organizations controlled by it.

15.           Assignment.  The rights granted hereunder to the Consultant are personal in nature.  Any purported transfer of any such rights, by operation of law or otherwise, not specifically authorized pursuant to this Agreement shall be void and shall also constitute a breach of this Agreement; provided, however, the Consultant may assign all or a portion of the seven million five hundred thousand (7,500,000) Shares issued to him pursuant to Article “4” of this Agreement to one or more persons or entities.

16.           No Defenses.  In the event that Consultant commences an action to enforce this Consulting Agreement, the Company acknowledges and agrees that there are, and shall be, no defenses, set-offs, equities, counterclaims or other claims, whether legal or equitable, interposed and/or available to it or any other person or entity affiliated with it or against the enforcement of this Consulting Agreement, including, but not limited to, any such defenses, set-offs, equities, counterclaims, or others legal or equitable including, but not limited to, the statute of limitations, which arise out of this Consulting Agreement or otherwise, the obligations of the Company with respect to this Consulting Agreement, as the case may be, or in the course of dealings between the Company and the Consultant and any representatives or affiliates thereof, and any such defenses, set-offs, equities, counterclaims or other claims, legal or equitable, available to the Company, or any entity affiliated with the Company, whether known or unknown, arising out of this Consulting Agreement, the administration of this Consulting Agreement are hereby expressly and forever waived, released and discharged.

17.           Relationship.  Except as provided for in this Agreement, neither party is the legal representative or agent of, or has the power to obligate the other for any purpose whatsoever; and no partnership, joint venture, agent, fiduciary, or employment relationship is intended or created by reason of this Agreement.  It is the intent of the parties hereto that the Consultant shall be an independent contractor of the Company and not an employee of the Company.

18.           Miscellaneous.

A.           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B.           Enforceability.  If any provision which is contained in this Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any State of the United States, such invalidity or unenforceability shall not affect any other provision of this Agreement.  Instead, this Agreement shall be construed as if such invalid or unenforceable provisions had not been contained herein.

C.           Notices.  Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) certified mail, postage prepaid, return receipt requested and First Class mail, (ii) overnight delivery with confirmation of delivery, or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to the Company:	Artfest International, Inc.
15851 Dallas Parkway, Suite 600
Addison, TX 75001
Attention: Mr. Edward Vakser
Facsimile No.: (866) 534-2847

With a copy to:	Mintz & Fraade, PC
488 Madison Avenue, Suite 1100
New York, NY 10022
Attention: Frederick M. Mintz, Esq.
Facsimile No.: (212) 486-0701

If to Consultant:	Mr. Beryl Zyskind
515 Madison Avenue, 25th Floor
New York, NY 10022
Facsimile No.: (212) 688-7799

With a copy to:	Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Attention: Michael H. Ference, Esq.
Facsimile No.: (212) 930-9725

or in each case to such other address and facsimile number as shall have last been furnished by like notice.  If mailing is impossible due to an absence of postal service, and the other methods of sending notice set forth in this Paragraph “C” of this Article “18” of this Agreement are not otherwise available, notice shall be hand-delivered to the aforesaid addresses.  Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date sent by facsimile if a copy of such notice is also mailed by first class mail on the date sent by facsimile; if the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice given.

D.           Governing Law; Disputes.  This Agreement shall in accordance with Section 5-1401 of the General Obligations Law of New York in all respects be construed, governed, applied and exclusively enforced under the internal laws of the State of New York without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York.  The parties agree that they shall be deemed to have agreed to binding arbitration in New York, New York, with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement.  Any such arbitration shall be by a panel of three arbitrators and pursuant to the commercial rules then existing of the American Arbitration Association in the State of New York, County of New York.  In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction.  The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators.  In connection with the arbitrators’ determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom.  In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen percent (15%) or more.  For example, if the party initiating arbitration (“A”) seeks an award of $100,000 plus costs and expenses, the other party (“B”) has offered A $50,000 in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than $57,500 to A, the panel should determine that B has “prevailed”.  The parties specifically designate the courts in the City of New York, State of New York as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to personal jurisdiction over each of them by the courts of the State of New York in any action or proceeding, waive personal service of any and all process and specifically consent that in any such action or proceeding, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Paragraph “D” of this Article “18” of this Agreement.

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort.  It shall also have no power to award (a) damages inconsistent with any applicable agreement between the parties or (b) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum.  In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential.  The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in New York, New York.

Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

E.           Entire Agreement.  The parties have not made any representations, warranties or covenants with respect to the subject matter hereof which is not set forth herein, and this Agreement constitutes the entire agreement between them with respect to the subject matter hereof.  All understandings and agreements heretofore had between the parties with respect to the subject matter hereof are merged in this Agreement which alone fully and completely expresses their agreement.  This Agreement may not be changed, modified, extended, terminated or discharged orally, but only by an Agreement in writing, which is signed by all of the parties to this Agreement.

F.           Further Assurances.  The parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to consummate, evidence, confirm or effectuate this Agreement and the intents and purposes hereof.

G.           Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns.

H.           Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other breach of this Agreement.

I.      Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

J.      Severability.  The provisions of this Agreement shall be deemed separable.  Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity or enforceability of the remainder of this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have set their hands and seals or caused these presents to be signed of the day and year first above written.

Artfest International, Inc.

By: /s/ Edward Valser
Edward Vakser
President & Chief Executive
Officer

/s/ Beryl Zyskind
Beryl Zyskind